                                                                 August 14, 1997


Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington D.C.  20549

                       Interim Report Under Rule 24 of the
                   Public Utility Holding Company Act of 1935
                         Columbia Service Partners, Inc.
                           12355 Sunrise Valley Drive
                                    Suite 300
                              Reston, VA 20191-3420

                                File No. 70-8775

Ladies and Gentlemen:

         In compliance with the terms and conditions of Rule 24 under the Public Utility Holding Company Act of 1935, and the order of the Commission dated March 25, 1996, authorizing the financing transactions and business activities as more fully described in the Joint Application/Declaration, as amended (the "Application"), the undersigned hereby certifies to the Commission that:

                        Confidential treatment requested

                        Confidential treatment requested









                                    Very truly yours,

                                    COLUMBIA ENERGY SERVICES CORPORATION


                                    By: /s/ J. W. Trost
                                       --------------------------------
                                       J. W. Trost, Vice President

                            COLUMBIA SERVICE PARTNERS
                              STATEMENT OF REVENUES
                       FOR THE 2ND QTR ENDED JUNE 30, 1997

                        CONFIDENTIAL TREATMENT REQUESTED

                            COLUMBIA SERVICE PARTNERS
                STATEMENT OF SERVICES PROVIDED BY COLUMBIA LDC'S
                       FOR THE 2ND QTR ENDED JUNE 30, 1997

                        CONFIDENTIAL TREATMENT REQUESTED

                         COLUMBIA SERVICE PARTNERS, INC.
                                  BALANCE SHEET
                               AS OF JUNE 30, 1997
                                     ($000)


ASSETS


CONFIDENTIAL TREATMENT REQUESTED

                         COLUMBIA SERVICE PARTNERS, INC.
                                  BALANCE SHEET
                               AS OF JUNE 30, 1997
                                     ($000)


CAPITALIZATION  AND LIABILITIES


CONFIDENTIAL TREATMENT REQUESTED

                         COLUMBIA SERVICE PARTNERS, INC.
                               STATEMENT OF INCOME
                       FOR SIX MONTHS ENDING JUNE 30, 1997
                                     ($000)


Confidential treatment requested